EXHIBIT 99.2

Worldwide Specialty Chemicals Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

DECEMBER 31, 2016

Worldwide Specialty Chemicals Inc.

Unaudited Condensed Combined Financial Information

The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2016 combine the historical Worldwide Specialty Chemicals, Inc. (“WSC”) and KT Chemicals, Inc. (“KT”) balance sheets and statement of operations as if WSC’s acquisition of KT, which occurred on February 15, 2017, had been completed on December 31, 2016 for purposes of the presentation of the Unaudited Pro Forma Condensed Combined Balance Sheet and January 1, 2016 for purposes of the presentation of the Unaudited Pro Forma Condensed Combined Statements of Operations. The accompanying unaudited pro forma condensed combined financial statements have been developed based on, and should be read in conjunction with, the audited financial statements of WSC contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the audited financial statements of KT for the year ended December 31, 2016, which are included as Exhibit 99.1 to the Current Report on Form 8-K to which this exhibit relates. These unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting with WSC treated as the acquirer.

As indicated in Note (a) to the unaudited pro forma condensed combined financial statements, WSC has made certain adjustments to the December 31, 2016 historical book values of the assets and liabilities of KT to reflect the fair values necessary to prepare the unaudited pro forma condensed combined financial statements. Any excess purchase price over the fair values of net assets acquired has been recorded as goodwill.

The accompanying unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of WSC would have been had the KT merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements do not include cost savings, if any, that may be realized from operating efficiencies or restructuring costs, if any, that may be incurred in connection with WSC’s acquisition of KT.

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Worldwide Specialty Chemicals Inc.

Unaudited Condensed Combined Balance Sheet

As of December 31, 2016

	WSC	KT	Pro Forma Adjustments		Pro Forma Combined

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$50,202	$70,064	$(49,018)	(a)	$71,248
Accounts receivable	13,600	52,312	(11,878)	(a)	54,034
Inventory	7,684	–	38,500	(a)	46,184
Other current assets	5,742	50	–		5,792
Total current assets	77,228	122,426	(22,396)		177,258

GOODWILL	–	–	2,294,952	(a)	2,294,952

FIXED ASSETS, net	–	390,681	67,398	(a)	458,079

TOTAL ASSETS	$77,228	$513,107	$2,339,954		$2,930,289

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$81,939	$45,407	$(16,475)	(a)	$110,871
Accrued expenses	40,689	310,135	(298,442)	(a)	52,382
Notes payable	900,187	11,180	2,700,000	(a)	3,611,367
Total current liabilities	1,022,815	366,722	2,385,083		3,774,620

LONG TERM LIABILITIES
Notes payable	–	481,478	(388,072)	(a)	93,406

TOTAL LIABILITIES	1,022,815	848,200	1,997,011		3,868,026

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock	–	–	–
Common stock	682	4,000	(3,948)	(a)	734
Additional paid-in-capital	1,049,773	38,000	(30,202)	(a)	1,057,571
Accumulated deficit	(1,996,042)	(377,093)	377,093	(a)	(1,996,042)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(945,587)	(355,093)	342,943		(937,737)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$77,228	$513,107	$2,339,954		$2,930,289

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Worldwide Specialty Chemicals Inc.

Unaudited Condensed Combined Statement of Operations

For the year ended December 31, 2016

	WSC	KT	Pro Forma Adjustments		Pro Forma Combined

REVENUE	$40,014	$1,155,395	$(40,014)	(b)	$1,155,395
COST OF GOODS SOLD	6,517	509,136	(40,014)	(b)	475,639

Gross profit	33,497	646,259	–	(b)	679,756

OPERATING EXPENSES
General and administrative	924,478	294,859	–		1,219,337
Selling	118,280	207,401	–		325,681
Depreciation, amortization and impairment of license agreements	843,151	51,421	8,964	(c)	903,536
Total operating expenses	1,885,909	553,681	8,964		2,448,554

OTHER EXPENSE	63,021	25,589	(16,258)	(d)	72,352

NET INCOME (LOSS)	$(1,915,433)	$66,989	$7,299		$(1,841,150)

Basic and diluted - loss per share	(0.41)				(0.36)

Weighted average shares - basic and diluted	4,617,918		520,000	(e)	5,137,918

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Worldwide Specialty Chemicals Inc. and Subsidiary

(a) The pro forma condensed combined balance sheet has been adjusted to reflect allocation of the purchase price to identifiable net assets acquired and liabilities assumed. The purchase price allocation included within these pro forma condensed combined financial statements is based upon a purchase price of $2,700,000 in cash to be paid by February 15, 2018 and 520,000 shares of the Company’s common stock valued at $0.015 per share for a total stock value of $7,800 to KT Chemicals stockholders in exchange for all outstanding shares of KT Chemicals’ common stock. The transaction resulted in recording assets, liabilities and goodwill at fair value as follows (unaudited):

Total consideration	$2,707,800

The assets acquired and liabilities assumed were as follows:

Assets acquired:
Cash	$21,046
Inventory	38,500
Accounts receivable	40,434
Property and equipment, net	458,079
Total tangible assets	558,059

Liabilities assumed:
Accounts payable	28,932
Accrued expenses	11,693
Capital lease	104,586
Total liabilities	145,211
Net acquired assets	412,848

Goodwill	2,294,952

Total	$2,707,800

These adjustments are to record the effect of the purchase accounting to the fair value of the assets acquired as of December 31, 2016 including removal of liabilities of KT which did not transfer in the purchase and elimination of KT historical net book value in equity accounts.

(b) In 2016, the Company became a sales representative for KT, selling a line of specialty chemicals used for decontamination of radioactive and other hazardous materials and for cleaning of cementitious surfaces. The sales representative agreement provide that KT pay the Company a commission on sales made by the Company in the United States. This adjustment eliminates the intercompany transactions associated with this arrangement.

(c) Adjustment to record depreciation for assets acquired effective January 1, 2016.

(d) Adjustment to remove interest on related party debt at KT not included in transaction.

(e) Adjustment to record effect of shares issued in acquisition to weighted average shares outstanding.

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